CONSENT



  Board of Directors
  Total System Services, Inc.


     The undersigned counsel to Total System Services, Inc. consents to the use of my opinion as Exhibit 5 to the Registration Statement.


                                        /s/Kathleen Moates

                                        Kathleen Moates
                                        Deputy General Counsel

  Columbus, Georgia
  April 14, 1995